EXHIBIT 10.39

December 4th, 2002

Netzee, Inc.
6190 Powers Ferry Road, Suite 400
Atlanta, Georgia  30339
Attention:  Jarett J. Janik, Vice President and Chief Financial Officer

          Re:     Consent and Release under Amended and Restated Credit Agreement

Dear Mr. Janik:

          Reference is made to that certain Amended and Restated Credit Agreement dated as of February 2, 2001 among Netzee, Inc. (“Borrower”), John H. Harland Company, as a Lender (“Harland”), and InterCept, Inc., as a Lender (“Intercept”) and as Agent for the Lenders (in such capacity, the “Agent”), as amended on March 29, 2002 (as further amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but without definition shall have the meanings ascribed to such terms in the Credit Agreement.

          Borrower has requested that the Agent and the Lenders (a) grant their consent to the sale  (the “Asset Sale”) by Borrower to Certegy Inc., either alone or through one or more of its affiliates (“Purchaser”), pursuant to that certain Asset Purchase Agreement of even date herewith between Borrower and Purchaser (the “Purchase Agreement”), of the “Purchased Assets” (as defined in the Purchase Agreement), which Purchased Assets comprise substantially all the assets of Borrower; and (b) agree that receipt by the Agent on behalf of the Lenders of not less than $3,334,000 of the net proceeds of the Asset Sale (the “Agreed Satisfaction Amount”) shall constitute satisfaction and payment in full of all of Borrower’s outstanding indebtedness to the Lenders under the Credit Agreement, and that upon such receipt, (i) the commitments of each of the Lenders to extend further credit to Borrower under the Credit Agreement shall terminate, and (ii) the Agent shall release its security interest in the Assets.  The consents and agreements by Agent and the Lenders set forth in this paragraph shall be referred to collectively as the “Consents and Release.”

          In order to induce the Agent and the Lenders to grant their approval as provided herein, Borrower represents and warrants to the Agent and the Lenders that, after giving effect to the Consents and Release:

          (i)          all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents were accurate in all material respects as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such date; and

          (ii)          the Asset Sale does not, and when consummated, will not, violate any term or provision of the Credit Agreement or create a Default or Event of Default thereunder, provided,

however, that the Agent on behalf of the Lenders, at the closing of the Asset Sale, receives cash proceeds of the sale of not less than the Agreed Satisfaction Amount.

          In reliance upon the representations, warranties and undertakings herein provided by Borrower to the Agent and the Lenders, the Agent and the Lenders hereby grant to Borrower the Consents and Release, provided, however, that the Agent on behalf of the Lenders, at the closing of the Asset Sale, receives cash proceeds of the sale of not less than the Agreed Satisfaction Amount.

          Agent agrees to deliver to Borrower or Purchaser, at the closing of the Asset Sale and from time to time thereafter, such Uniform Commercial Code (“UCC”) termination statements and statements of release, intellectual property releases, and other documents and instruments as Borrower or Purchaser shall reasonably request to evidence the release of the Agent’s liens in the Assets, and if delivered to Borrower, Borrower shall be authorized to deliver such documents to Purchaser for recordation by Purchaser.

          Upon the closing of the Asset Sale and the receipt by the Agent on behalf of the Lenders, at the closing of the Asset Sale, of cash proceeds of the sale of not less than of the Agreed Satisfaction Amount, (a) the commitments of each of the Lenders to extend further credit to Borrower under the Credit Agreement shall terminate, and (b) all of Borrower’s outstanding debts, liabilities and obligations under all Loan Documents shall be satisfied in full and all persons obligated therefor, whether by guaranty or otherwise, shall be hereby released and discharged from any liability therefor and Borrower shall be hereby released and discharged from any and all obligations, covenants and agreements under the Loan Documents, provided, however, that (i) Borrower shall continue to be obligated to each of the Lenders with respect to any indemnification and related obligations owed to each such Lender under the Loan Documents, which obligations expressly survive the termination thereof; and (ii) the Loan Documents shall be automatically reinstated if at any time payment, in whole or in part, of any of Borrower’s outstanding debts, liabilities and obligations under the Loan Documents is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made, and provided, further, that if payment of all or any part of Borrower’s outstanding debts, liabilities and obligations under the Loan Documents is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as an obligation of Borrower under the Loan Documents.

          This approval letter may be executed by facsimile signature and issued in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.  Borrower acknowledges and agrees that this approval letter constitutes a Loan Document and shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.  Please evidence your acknowledgment of and agreement to the foregoing by executing this letter below in the place indicated.

Yours very truly,

INTERCEPT, INC., as Agentand Lender
*InterCept’s consent is predicated upon the satisfaction of all terms and conditions being satisfied in full as outlined on Attachment 1, which is made a part hereof.

By:	/s/ GREGORY L. BOGGS

Title:	President

JOHN H. HARLAND COMPANY, as Lender
*Harland’s consent is predicated upon the satisfaction of all terms and conditions being satisfied in full as outlined on Attachment 2, which is made a part hereof.

By:	/s/ JOHN W. WALTERS

Title:	VP

The foregoing is accepted, and each term agreed to, as of the date first set forth above, by Netzee, Inc.

NETZEE, INC.

By:	/s/ JARRETT JANIK

Title:	VP, CFO and Secretary

Attachment 1

Conditions for InterCept Consent

•	InterCept’s principal balance outstanding under Credit Agreement at time of closing will not be greater than $10,205,000
•	All accrued and unpaid interest owed to InterCept under the Credit Agreement will be paid prior to Asset Sale
•	No additional advances under the Credit Agreement will be made after December 3, 2002.
•	The minimum payment to InterCept at Asset Sale to satisfy obligations owed to it under the Credit Agreement is $2,334,000.
•

Netzee will place the source code for Netzee’s internet banking, bill payment, and integrated voice response software into escrow so that InterCept will have access thereto in the event that Certegy ceases providing those services and supporting the software for customers who are mutual customers of InterCept and Netzee as of the closing date of the Asset Purchase.

Attachment 2

Conditions for Harland Consent

•	Harland’s principal balance outstanding under Credit Agreement at time of closing will not be greater than $3,033,000
•	All accrued and unpaid interest owed to Harland under Credit Agreement will be paid prior to Asset Sale
•	No additional advances under the Credit Agreement will be made after December 3, 2002
•	Harland and Netzee will provide mutual releases of liability
•	The minimum payment to Harland at Asset Sale to satisfy obligations owed to it under the Credit Agreement is $1,000,000.
•

Prior to the Asset Sale, Netzee will transfer to Harland either originals or copies of physical records, bank statements, electronic tapes and any other media, to allow Harland in its sole and absolute discretion to perform reconcilement activity on the bill payment escheatment activities.

•

Netzee will grant a limited use software license (royalty free) and provide the source code of Netzee’s  bill payment software. Harland will only use the software and source code to assist it in the bill payment escheatment activities.

•	Prior to the Asset Sale, Netzee will transfer to Harland the remaining balance in the US Bank bill payment account of approximately $143,000.
•	Harland will release Netzee from all liability for bill payment activities related to any state escheatment issues for the period prior to March 12, 2001.

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